EXHIBIT 99.1

Rockwell Medical Technologies, Inc. Reports Results for First Quarter 2009

WIXOM, Mich., May 11, 2009 (GLOBE NEWSWIRE) -- Rockwell Medical Technologies, Inc. (Nasdaq:RMTI), a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ERSD), chronic kidney disease (CKD) and iron deficiency anemia, reported first quarter 2009 sales of $12.8 million, up 3.1% from $12.4 million for the same period of 2008. Loss for the first quarter 2009 was ($1.7) million or ($.12) per share compared to ($1.2) million or ($.09) per share for the same period 2008.

 First Quarter
 * Quarterly sales of $12.8 million increased 3.1% compared to the first quarter of 2008.
 * Domestic sales increased 5.5% compared to the first quarter of 2008.
 * Gross profit totaled $1.2 million compared to $.7 million in the first quarter of 2008.
 * Gross profit margins increased to 9.3% from 5.8% in the first quarter of 2008.
 * SFP related R&D expense increased 71% to $1.3 million compared to
   $.8 million in the first quarter 2008.
 * Loss of ($1.7) million compared to loss of ($1.2) million in the first quarter 2008.

 Drug Development Progress
 * Completed SFP Phase 2b study enrollment; subject treatments expected to be completed in October.
 * Data Safety Monitoring Board (DSMB) review noted no safety concerns with SFP and recommended continuation of Phase 2b study.
 * Appointed Richard Yocum, M.D. to VP of Drug Development & Medical
   Affairs in February 2009.

Mr. Robert L. Chioini, Chairman and CEO stated, "We are pleased with our first quarter performance. We continue to make solid progress clinically. We anticipate our Phase 2b data will be available by year end and that our Phase 3 program will begin sometime thereafter. Both our business and clinical development progress is in line with our expectations."

Rockwell will be hosting a conference call to review its 2009 first quarter results on Monday, May 11, 2009 at 4:15 pm EDT. Investors are encouraged to call a few minutes in advance at (877) 718-5111 to listen to the call or on the web at:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=68448&CompanyID=RMTI&e=1&mediaKey=A2FAB283B25BD82A09AC1C359F047CEF

The call will be available for replay for one week at the same link above.

About SFP:

SFP is a novel, investigational, physiological iron maintenance therapy designed to treat or prevent iron deficiency anemia in ESRD patients. SFP is a proprietary, water-soluble form of iron that travels directly to the bloodstream and transfers iron at a cellular level, similar to normal healthy iron uptake. SFP is designed as a continuous maintenance treatment consisting of small doses administered with every dialysis session to maintain iron status tests stable within target, as per Kidney Disease Quality Outcomes Initiative (KDOQI) recommendations. Clinical trials to date suggest that SFP delivered during each dialysis treatment, via the Company's dialysate, has the ability to maintain optimal iron balance and avoid liver toxicity while decreasing associated pharmaceutical intravenous (IV) iron administration costs. Recent academic studies have shown that more frequent maintenance doses of iron improve the therapeutic response and benefits of recombinant erythropoietin treatments. Rockwell has licensed exclusive world-wide rights and has secured patents for SFP in multiple countries, including the three largest dialysis markets in the world: the United States, Japan, and the European Union. The total U.S. market for IV iron is approximately $500 million annually while global market potential is approximately $850 million.

About Rockwell Medical Technologies:

Rockwell is a fully-integrated biopharmaceutical company offering innovative products and services initially targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia. An established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad, Rockwell provides products that are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Dialysis is a process that duplicates kidney function for patients who suffer from ESRD. There are approximately 375,000 ESRD patients in the United States, a number that is growing at an annual rate of 4 percent, and approximately 2 million ESRD patients world-wide.

The Company is currently developing unique, proprietary renal drug therapies for iron treatment. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "projected," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Rockwell's SEC filings. Thus, actual results could be materially different. Rockwell expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

         ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                  CONSOLIDATED INCOME STATEMENTS

     For the three months ended March 31, 2009 and March 31, 2008

                          (Unaudited)

                                           Three Months   Three Months
                                               Ended          Ended
                                          March 31, 2009 March 31, 2008
                                           ------------   ------------
 Sales                                     $ 12,796,772   $ 12,412,037
 Cost of Sales *                             11,603,825     11,694,736
                                           ------------   ------------
   Gross Profit                               1,192,947        717,301
 Selling, General and Administrative *        1,560,815      1,289,752
 Research and Product Development             1,338,310        782,713
                                           ------------   ------------
   Operating (Loss)                          (1,706,178)    (1,355,164)
 Interest Expense (Income), net                   9,265       (144,991)
                                           ------------   ------------
   Net (Loss)                              $ (1,715,443)  $ (1,210,173)
                                           ============   ============

 Basic Earnings (Loss) per Share                 ($ .12)        ($ .09)

 Diluted  Earnings (Loss)  per Share             ($ .12)        ($ .09)

 Note:

 *  The Company has reclassified certain quality assurance and operations management expenses totaling $140,000 from selling, general and administrative expense to cost of sales in the 2008 consolidated income statement to conform with the current year presentation.

            ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                        CONSOLIDATED BALANCE SHEETS

               As of March 31, 2009 and December 31, 2008

                                             March 31,    December 31,
                                               2009           2008
                                           ------------   ------------
                                            (Unaudited)

   ASSETS

 Cash and Cash Equivalents                 $  3,353,468   $  5,596,645
 Accounts Receivable, net of a reserve
  of $83,000 in 2009 and $97,000 in 2008      4,869,201      5,229,656
 Inventory                                    2,815,829      3,161,625
 Other Current Assets                           484,898        440,765
                                           ------------   ------------
  Total Current Assets                       11,523,396     14,428,691

 Property and Equipment, net                  3,263,906      3,249,003
 Intangible Assets                              235,305        240,656
 Goodwill                                       920,745        920,745
 Other Non-current Assets                       123,387        120,887
                                           ------------   ------------
  Total Assets                             $ 16,066,739   $ 18,959,982
                                           ============   ============

   LIABILITIES AND SHAREHOLDERS' EQUITY

 Notes Payable & Capitalized Lease
  Obligations                              $    139,202   $    176,850
 Accounts Payable                             3,834,491      5,210,972
 Accrued Liabilities                          1,240,579      1,464,828
 Customer Deposits                              208,751        245,186
                                           ------------   ------------
  Total Current Liabilities                   5,423,023      7,097,836

 Long Term Notes Payable & Capitalized
  Lease Obligations                              28,976         41,203

  Shareholders' Equity:
 Common Shares, no par value, 14,132,712
  and 14,104,690 shares issued and
  outstanding                                35,172,916     34,799,093
 Common Share Purchase Warrants, 2,134,169
  and 2,114,169 warrants issued and
  outstanding                                 3,513,815      3,378,398

 Accumulated Deficit                        (28,071,991)   (26,356,548)
                                           ------------   ------------
   Total Shareholders' Equity                10,614,740     11,820,943
                                           ------------   ------------

  Total Liabilities And Shareholders'
   Equity                                  $ 16,066,739   $ 18,959,982
                                           ============   ============

CONTACT: The Trout Group LLC
         Investor Contact:
         Brian Korb, VP
         (646) 378-2923